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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Humboldt Bancorp and Subsidiaries:


We consent to the incorporation by reference in the registration statements (Nos. 333-57856, 333-65317, 333-25827, 333-04745, and 333-64062) on Form S-8 of
Humboldt Bancorp and Subsidiaries of our report dated January 25, 2002, relating to (a) the consolidated balance sheet of Humboldt Bancorp and Subsidiaries as of December 31, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2001, and
(b) the combination of the 2000 and 1999 consolidated financial statements after restatement for the 2001 pooling-of-interests transaction, which report appears in the December 31, 2001, annual report on Form 10-K of Humboldt Bancorp and Subsidiaries.

Our report, dated January 25, 2002, contains explanatory paragraphs indicating that: (i) The consolidated balance sheet of Humboldt Bancorp and Subsidiaries as of December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the two-years then ended, prior to their restatement for the 2001 pooling-of-interests transactions described in note 2 of notes to the consolidated financial statements, were audited by other auditors; and (ii) The consolidated financial statements of Tehama Bancorp as of December 31, 2000, and for each of the years in the two-year period then ended, also included in the 2000 and 1999 restated consolidated financial statements, were audited by other auditors.



/s/  KPMG LLP






Sacramento, California
March 25, 2002